UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SUPPLEMENT TO THE 2019

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

DATED JUNE 7, 2019

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 19, 2019

Explanatory Note:  On June 5, 2019, the proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”) recommended a vote against the Company’s share repurchase program proposal.  Based on that feedback and the consideration given to it by our shareholders, the Company has decided to revise its share repurchase program proposal (Proposal 8), which has been reproduced below. The proposal has been revised solely to adjust the shares offered under repurchase program from 8 million to 4 million, which as revised now represents approximately 9.8% of our outstanding share capital versus approximately 19.5% as previously proposed, and to correspondingly reduce the term of the program from 3 years to 18 months.  No other changes to the terms of the Company’s share repurchase program authorization are being proposed with this Supplement.  While ISS also expresses a preference for share repurchase programs proposals where the Board resolves that it would be possible to continue the repurchase program through a takeover period, the Company, as a SEC registrant, is subject to SEC Regulation M, which prohibits its continuation of repurchases under various takeover scenarios.

Proposal 8—Authorization of Repurchase Program

At our 2017 annual general meeting of shareholders, a share repurchase program was approved authorizing the Company to repurchase up to 4 million of its ordinary shares, or 9.1% of the Company’s then outstanding ordinary shares. This authorization was valid for a period of two years. Under that program, the Company has repurchased 3,460,667 ordinary shares as of April 1, 2019, with 539,333 shares remaining to be repurchased through June 2019 under this authorization.

Our Board is proposing a new share repurchase program (the “Share Repurchase Program”) to our shareholders for approval, whereby the Board is empowered to repurchase up to 4 million of the Company’s outstanding ordinary shares, or approximately 9.8% of our outstanding share capital as of April 12, 2019. The authorization of the Share Repurchase Program would be for eighteen months (18) months. If approved by shareholders, the new Share Repurchase Program would replace the previous share repurchase program adopted in 2017, subject to the completion of any outstanding offers to repurchase through the date of the Annual Meeting, and no new repurchases would be made under the 2017 share repurchase authorization.

The Share Repurchase Program will continue to be subject to Luxembourg law. Ordinary shares will be eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of one thousand dollars ($1,000.00) per share. Ordinary shares repurchased from the open market will be subject to daily volume restrictions under applicable SEC regulations. The Board shall be empowered to determine within the limits of the authorization set out above and by applicable law, the timing and conditions of repurchases made under the Share Repurchase Program. Approval of the Share Repurchase Program does not obligate the Company to repurchase all the shares under the Share Repurchase Program.

The Board believes the Share Repurchase Program is an effective use of its cash earnings and valuable tool to return value to shareholders. The Share Repurchase Program terms also allow the Company to be opportunistic in repurchasing shares. Additionally, the Board believes the Share Repurchase Program will assist in offsetting shareholder dilution resulting from periodic grants of equity incentive awards.

We continue to believe repurchases programs are an important mechanism to return value to our shareholders and offset dilution that may result from the Company’s equity incentive programs. In our engagement with our shareholders, they have expressed continued support for these programs and another proxy advisory firm, Glass Lewis, recommended voting FOR our original proposal, noting that these programs are generally in shareholders’ interest.  Therefore, the Board continues to unanimously recommend that you vote “FOR” the Company’s share repurchase program authorization.

Each and every vote is important to us.  Additional information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Company’s Proxy Statement. If you already returned your proxy form voting FOR the authorization of the Company’s share repurchase program, you do not need to take any action in order to maintain your vote FOR this proposal as revised.  If you have already returned your proxy voting form or provided voting instructions, you may change your vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site, by using the toll-free telephone number or in person at the Annual General Meeting.  The cut-off date for electronic voting is 11:59 p.m., Eastern Standard Time, June 17, 2019.

Note on forward-looking statements:  This proxy supplement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “remain,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this proxy supplement may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this proxy supplement.. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.